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EXHIBIT 8.5, page 1




                                                   July 30, 1996

Management and Board of Directors of
First Commonwealth Financial Corporation
22 North Sixth Street
Indiana, PA  15701

Gentlemen:

       First Commonwealth Financial Corporation (the "Corporation") has adopted the First Commonwealth Financial Corporation 1995 Compensatory Stock Option Plan (the "Plan") by resolution of the Board of Directors adopted at its November 16, 1995 meeting and by resolution of the shareholders of the Corporation adopted at its annual meeting held on April 20, 1996. In connection therewith, you have requested our opinion with respect to the following issues:

1. Whether the options which are the subject of the Plan can be lawfully issued by the Corporation, and whether when so issued they will be fully paid and non-assessable.

2. Whether the Plan conforms to all applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA," 88 Stat 829).

       We have examined each of these issues seriatim and opine accordingly with respect thereto, as follows:

I. We have reviewed the corporate charter and by-laws of the Corporation and such other documents as we considered relevant and, as a result of such review, have formed the opinion, and hereby opine, that the Corporation has the legal power, pursuant to its charter and by-laws and the relevant provisions of Pennsylvania law, to issue options to certain of its senior executives to permit such senior executives to purchase from the Corporation the number of shares of the common stock ($1.00 par value) of the Corporation stated in the option agreements, at the exercise price, and in accordance with the specific terms and conditions, stated in each option agreement.

     The power of a Pennsylvania corporation to issue options
with respect to its own shares is specifically granted by 15
Pa C S   1525 (entitled "stock rights

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EXHIBIT 8.5, page 2

and options"). Only two exceptions to this broad general power are provided by statute and case law, and clearly neither one is applicable to the present instance. The first exception prohibits the issuance of option for the acquisition of a Corporation's own stock is the issuance of such options are specifically prohibited by the Corporation's charter, a restriction clearly not contained in the Corporation's charter. The second restriction is that options may not be issued to the extent that such options have the effect of reducing the equity of the Corporation below the minimum required by law. Again, this is clearly not applicable in the case of the Corporation.

     Furthermore, 15 Pa C S   1502(a)(15) specifically grants
to Pennsylvania corporations the power to adopt and amend pension, profit sharing, stock option and other plans for the benefit of its employees.

     A related issue that arises is whether the options granted pursuant to the Plan constitute a "sale" of those options, or a solicitation of an offer to purchase those options, within the meaning of the Securities Act of 1933. The leading case interpreting the word "sale" in this context is SEC v. W. J. Howey Co. 328 US 293 (1946). It defined a "sale" for this purpose as involving "[t]he test [of] whether the scheme involves an investment of money in a common enterprise with profits to come solely from the efforts of others." Howey at 301.

     The Supreme Court specifically addressed the question as to whether the grant of a non-contributory benefit (i.e., one in which the participant pays no money in order to receive the benefit, in this case the stock option) has a sufficient involvement of money or moneysworth to constitute a "sale" within the Howey definition and decided that it did not [Teamsters v. Daniel (439 US 551 (1979))]. Accordingly, it is further our opinion that the mere granting of the stock options under the Plan do not constitute either an offer to sell or a solicitation of an offer to buy a security within the meaning of Section 2 of the Securities Act of 1933.

II. It is further our opinion that the Plan does not constitute a "pension plan" or an "employee welfare benefit plan" within the meaning of ERISA, and therefore is not subject to the provisions of ERISA. Pursuant to its terms, ERISA governs two types of plans [ERISA, Section 3(3)], viz.:
"employee welfare benefit plans" and "pension plans."  ERISA
Section 3(1) defines an "employee welfare benefit plan" as

     "any plan, fund or program...to the extent that such plan, fund or program was established or is maintained for the purpose of providing for its participants or their beneficiaries...(A) medical, surgical or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs, or day care centers,

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EXHIBIT 8.5, page 3


scholarship funds or prepaid legal services, or (B) [benefits that are collectively bargained between management and trade unions].

     Furthermore a "pension plan" is defined as [ERISA Section
3(2)] "any plan, fund, or program...to the extent that by its express terms or as a result of surrounding circumstances such plan, fund or program-

(i)  provides retirement income to employees, or

(ii) results in a deferral of income by employees for periods extending to the termination of covered employment or beyond."

       Since the options under the Plan are generally designed to be exercised while the executive continues in the employment of the Corporation or the relevant subsidiary and not after his retirement therefrom, the Plan does not meet the definition of either an "employee welfare benefit plan" or an "employee pension plan" and is, therefore, in our opinion, not subject to the provisions of ERISA.

       Finally, the Plan provides for the issuance and granting of two types of compensatory stock options, viz.: Incentive Stock Options ("ISOs") and Non-Qualified Stock Options ("NQSOs"). In order to constitute an ISO, the stock options granted, and the Plan, must meet the requirements of Section 422 of the Code. Such options are then taxed under the more favorable income tax rules of Section 421 of the Code. Accordingly, we have examined the provisions of the Plan, the related individual stock option agreements and such other documents as we deemed necessary and, as a result thereof, we have formed an opinion, and hereby opine, that those options issued as ISOs conform to the requirements for incentive stock options pursuant to Section 422 of the Code and are therefore subject to taxation pursuant to Section 421 of the Code. It is our further opinion that those options issued as NQSO do not meet the requirements of statutory stock options pursuant to Subtitle A, Chapter 1, Subchapter D, Part II of the Code, and are therefore subject to income taxation pursuant to Section 83 of the Code, and more specifically, Treasury Regulation 1.83-7.

                                                   Very truly yours,



                                                   /S/HARVEY PASTERNACK
                                                      Harvey Pasternack

HP:cll

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